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                           ARTICLES OF INCORPORATION
                                       OF
                        ADVANTA AUTO FINANCE CORPORATION

                              --------------------



         I, the person hereinafter named as incorporator, for the purpose of establishing a corporation under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of
Incorporation:

         FIRST: The name of the corporation (hereinafter called the corporation) is Advanta Auto Finance Corporation.

         SECOND: The name of the corporation's resident agent in the State of Nevada is The Prentice-Hall Corporation System, Nevada, Inc., and the street address of the said resident agent where process may be served on the corporation is 502 East John Street, Carson City, 89706. The mailing address and the street address of the said resident agent are identical.

         THIRD: The number of shares the corporation is authorized to issue is One Thousand (1,000), all of which are of a par value of One Dollar ($1.00) each. All of said shares are of one class and are designated as Common Stock.

         No holder of any of the shares of any class of the corporation shall be entitled as a right to subscribe for, purchase or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue, or any rights or options which the corporation propose to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities or obligations of the corporation, whether now or hereafter authorized or created, may be issued or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations for such lawful consideration and on such terms as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

         FOURTH: The governing board of the corporation shall be styled as a "Board of Directors," and any member of said Board shall be styled as a

"Director."

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         The number of members constituting the first Board of Directors of the corporation is three; and the name and post office box or street address, either residence or business, of each of said members is as follows:

                 NAME                                 ADDRESS
                 ----                                 -------

         Richard A. Greenawalt              Five Horsham Business Center
                                            300 Welsh Road
                                            Horsham, PA  19044

         Milton Riseman                     500 Office Center Drive
                                            Fort Washington, PA  19034

         David E. Plante                    500 Office Center Drive
                                            Fort Washington, PA  19034

         The number of directors of the corporation may be increased or decreased in the manner provided in the By-Laws of the corporation, provided that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

         FIFTH: The name and the post office box or street address, either residence or business, of the incorporator signing these Articles of Incorporation is as follows:

                 NAME                                 ADDRESS
                 ----                                 -------

         Susan M. Giusti                    Five Horsham Business Center
                                            300 Welsh Road
                                            Horsham, PA  19044

         SIXTH:  The corporation shall have perpetual existence.

         SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

         EIGHTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed


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exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a persons.

         NINTH: The nature of the business of the corporation is in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be organized to do or to exercise under the General Corporation Law of the State of Nevada or under any act amendatory thereof, supplemental thereto or substituted therefor, provided that the corporation shall not carry on any business or exercise any power in any state, territory or country which under the laws thereof the corporation may not lawfully carry on or exercise.

         TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation this 12th day of October, 1995.



                                                /s/ Susan M. Giusti
                                      -----------------------------------------
                                             Susan M. Giusti, Incorporator